Exhibit 10.12

THIS AMENDED AND RESTATED TRANSACTION AND MONITORING FEE AGREEMENT is dated as of March 7, 2006 (this “Agreement”) and is between Team Health Holdings, L.L.C., a Delaware limited liability company (the “Company”) and successor-in-interest to Ensemble Acquisition LLC (“Acquisition”), and Blackstone Management Partners IV L.L.C., a Delaware limited liability company (“BMP”).

BACKGROUND

1. In connection with the consummation of the transactions contemplated by the Agreement and Plan of Merger, dated as of October 11, 2005 (the “Merger Agreement”), among the Company, Team Health, Inc., Team Finance LLC, Team Health MergerSub, Inc., Parent and Acquisition, BMP and Acquisition entered into the original Transaction and Monitoring Fee Agreement, dated as of November 23, 2005 (the “Original Agreement”).

2. The parties to the Original Agreement desire to amend and restate the Original Agreement in its entirety as set forth herein.

3. Ensemble Parent LLC, a Delaware limited liability company (“Parent”), owns approximately 91% of the membership interests of the Company and certain affiliates of BMP (collectively the “Sponsors”) collectively own all of the membership interests in Parent.

4. BMP has expertise in the areas of finance, strategy, investment, acquisitions and other matters relating to the Company and its business and has facilitated the merger of Acquisition with and into the Company pursuant to the Merger Agreement and certain other related transactions (collectively, the “Transactions”) through its provision of financial and structural analysis, due diligence investigations, other advice and negotiation assistance with all relevant parties to the Transactions. BMP has also provided advice and negotiation assistance with relevant parties in connection with the financing of certain of the Transactions as contemplated under the Merger Agreement.

5. The Company desires to avail itself, for the term of this Agreement, of BMP’s expertise in providing financial and structural analysis, due diligence investigations, corporate strategy, other advice and negotiation assistance, which the Company believes will be beneficial to it, and BMP wishes to provide the services to the Company as set forth in this Agreement in consideration of the payment of the fees described below.

In consideration of the premises and agreements contained herein and of other good and valuable consideration, the sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

SECTION 1. Transaction and Advisory Fee. In consideration of BMP performing financial and structuring analysis, due diligence investigations, and other advice and negotiation assistance necessary in order to enable the Transactions to be consummated, the Company paid BMP, at the Effective Time (as defined herein), a transaction and advisory fee of $10,000,000.

SECTION 2. Appointment. Subject to Section 4(d), the Company appoints BMP to provide the services described in the first sentence of Section 3(a) (the “Services”) for the term of this Agreement.

SECTION 3. Services.

(a) During the term of this Agreement, BMP will render to the Company, by and through itself, its affiliates and such respective officers, employees, representatives as BMP in its sole discretion may designate from time to time, such monitoring, advisory and consulting services in relation to the affairs of the Company and its subsidiaries as the Company may reasonably request, including, without limitation, (i) advice regarding the structure, terms, conditions and other provisions, distribution and timing of debt and equity offerings and advice regarding relationships with the Company’s and its subsidiaries’ lenders and bankers, (ii) advice regarding dispositions and/or acquisitions and (iii) such other advice directly related or ancillary to the above financial advisory services as may be reasonably requested by the Company. However, BMP will have no obligation to provide any other services to the Company absent agreement between BMP and the Company over the scope of such other services and the payment therefor.

(b) If the Company or any of its subsidiaries determines that it is advisable for the Company or such subsidiary to hire a financial advisor, consultant, investment banker or any similar advisor in connection with any merger, acquisition, disposition, recapitalization, issuance of securities, financing or any similar transaction, it will notify BMP of such determination in writing. Promptly thereafter, upon the request of BMP, the parties will negotiate in good faith to agree upon appropriate services, compensation and indemnification for the Company or such subsidiary to hire BMP or one of its affiliates for such services. The Company and its subsidiaries may not hire any person, other than BMP or one of its affiliates, to perform any such services unless all of the following conditions have been satisfied: (i) the parties are unable to agree upon the terms of the engagement of BMP or its affiliate to render such services after 30 days following receipt by BMP of such written notice, (ii) such other person has a reputation that is at least equal to the reputation of BMP in respect of such services, (iii) ten business days have elapsed after the Company or such subsidiary provides a written notice to BMP of its intention to hire such other person, which notice shall identify such other person and shall describe in reasonable detail the nature of the services to be provided, the compensation to be paid and the indemnification to be provided, (iv) the compensation to be paid is not more than BMP or its affiliate was willing to accept in the negotiations described above and (v) the indemnification to be provided is not more favorable to the Company or the applicable subsidiary than the indemnification that BMP or its affiliate was willing to accept in the negotiations described above.

SECTION 4. Fees.

(a) In consideration of the Services being provided by BMP, (i) the Company paid to BMP a monitoring fee in the amount of $370,923.91 for the period from the Effective Time until

December 31, 2005, and (ii) the Company will pay to BMP an annual monitoring fee of $3,500,000 in cash (the “Monitoring Fee”), payable quarterly in advance on the first day of each quarter, by wire transfer in same-day funds to the bank account designated by BMP, commencing as of January 1, 2006 and continuing through the Termination Date (as defined below), or earlier termination pursuant to Section 4(d) below. Any Monitoring Fee for the last calendar year of this Agreement will be prorated for the period of such year ending on the Termination Date.

(b) To the extent the Company cannot pay the Monitoring Fee in cash for any reason, including by reason of constraints imposed by any debt financing of the Company or its subsidiaries, the payment by the Company to BMP of the accrued and payable Monitoring Fee will be deferred until the earlier of (i) the date payment in cash of such deferred Monitoring Fee is not otherwise prohibited under any contract applicable to the Company and is otherwise able to be made and (ii) total or partial liquidation, dissolution or winding up of the Company. Any installment of the Monitoring Fee not paid on the scheduled due date will bear interest at the per annum rate of 10%, compounded quarterly, from the date due until the date of payment.

(c) Notwithstanding anything to the contrary contained in subparagraph (a) above, BMP may elect at any time in connection with the consummation of a change of control or sale of all or substantially all of the Company’s assets or an initial public offering of common stock of the Company or its successor (or at any time thereafter) (which election can be made in its sole discretion by the delivery of written notice to the Company) to receive, in lieu of payment of the Monitoring Fee, a single lump sum cash payment equal to the then present value (using a discount rate equal to the yield to maturity on the date of such written notice of the class of outstanding U.S. government bonds having a final maturity closest to the tenth anniversary of such written notice) of all then current and future Monitoring Fees payable under this Agreement, assuming the Termination Date to be the tenth anniversary of the date of such election (the “Lump Sum Fee”). The Lump Sum Fee will be payable to BMP by wire transfer in same-day funds to the bank account designated by BMP. Under no circumstances will such payment be subject to refund or reimbursement by BMP to the Company notwithstanding the subsequent occurrence of the Termination Date prior to such tenth anniversary date. The Lump Sum Fee shall be deemed a termination fee to be paid in lieu of ongoing payment of the Monitoring Fee and provision of the Services and, following the payment of the Lump Sum Fee, the obligation of BMP to provide the Services hereunder, and the obligations of the Company to pay the Monitoring Fee, shall be terminated, but all other provisions of this Agreement shall continue unaffected.

(d) To the extent the Company cannot pay any portion of the Lump Sum Fee in cash for any reason, including by reason of constraints imposed by any debt financing of the Company or its subsidiaries, the payment by the Company to BMP of any unpaid portion of the Lump Sum Fee will be deferred until the earlier of (i) the date payment in cash of such deferred Lump Sum Fee is not otherwise prohibited under any contract applicable to the Company and is otherwise able to be made and (ii) total or partial liquidation, dissolution or winding up of the Company. Any portion of the Lump Sum Fee not paid on the scheduled due date will bear interest at the per annum rate of 10%, compounded quarterly, from the date due until the date of payment.

SECTION 5. Reimbursements. In addition to the fees payable pursuant to this Agreement, the Company will pay directly or reimburse BMP and each of its affiliates for their respective Out-of-Pocket Expenses (as defined below). For the purposes of this Agreement, the term “Out-of-Pocket Expenses” means the out-of-pocket costs and expenses incurred by BMP, the Sponsors and their respective affiliates in connection with the Transactions and the Services rendered under this Agreement, or in order to make Securities and Exchange Commission (“SEC”) and other legally required filings relating to the Sponsor’s ownership of equity interests of the Company or its successor, or otherwise incurred by BMP, the Sponsors and their respective affiliates from time to time in the future in connection with the ownership or subsequent sale or transfer by the sponsors of equity interests of the Company or its successor, including, without limitation, (a) fees and disbursements of any independent professionals and organizations, including independent accountants, outside legal counsel or consultants, retained by BMP, the Sponsors or any of their respective affiliates, (b) costs of any outside services or independent contractors such as financial printers, couriers, business publications, on-line financial services or similar services, retained or used by BMP, the Sponsors or any of their respective affiliates and (c) transportation, per diem costs, word processing expenses or any similar expense not associated with its or its affiliates’ ordinary operations. All payments or reimbursements for Out-of-Pocket Expenses will be made by wire transfer in same-day funds to the bank account designated by BMP or its relevant affiliate (if such Out-of-Pocket Expenses were incurred by BMP, the Sponsors or their respective affiliates) promptly upon or as soon as practicable following request for reimbursement in accordance with this Agreement, to the account indicated to the Company by the relevant payee.

SECTION 6. Indemnification. The Company will indemnify and hold harmless BMP, its affiliates and their respective partners (both general and limited), members (both managing and otherwise), officers, directors, employees, agents and representatives (each such person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities, whether joint or several (the “Liabilities”), related to, arising out of or in connection with the Services (including prior to the Effective Time) contemplated by this Agreement or the engagement of BMP pursuant to, and the performance by BMP of the Services contemplated by, this Agreement, whether or not pending or threatened, whether or not an Indemnified Party is a party, whether or not resulting in any liability and whether or not such action, claim, suit, investigation or proceeding is initiated or brought by or on behalf of the Company. The Company will reimburse any Indemnified Party for all reasonable costs and expenses (including reasonable attorneys’ fees and expenses) as they are incurred in connection with investigating, preparing, pursuing, defending or assisting in the defense of any action, claim, suit, investigation or proceeding for which the Indemnified Party would be entitled to indemnification under the terms of the previous sentence, or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto. The Company will not be liable under the foregoing indemnification provision with respect to any particular loss, claim, damage, liability, cost or expense of an Indemnified Party that is determined by a court, in a final judgment from which no further appeal may be taken, to have resulted primarily from the gross negligence or willful misconduct of such Indemnified Party. The attorneys’ fees and other expenses of an Indemnified Party will be paid by the Company as they are incurred conditioned upon receipt, in each case, of an undertaking by or on behalf of the Indemnified Party to repay such amounts if it is finally judicially determined that the Liabilities in question resulted primarily from the gross negligence or willful misconduct of such Indemnified Party.

SECTION 7. Accuracy of Information to be Provided. The Company will furnish or cause to be furnished to BMP such information as BMP believes reasonably appropriate to its services hereunder and to the ownership by the Sponsors of equity interests of the Company (all such information so furnished, the “Information”). Without limiting the generality of the foregoing, the Company agrees to furnish to BMP on a monthly financial data of the type customarily prepared by the Company for senior management, except to the extent that the Company and BMP may otherwise mutually agree with respect to the extent and/or the frequency of the data to be so furnished to BMP. The Company recognizes and confirms that BMP (a) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the Services contemplated by this Agreement without having independently verified the same, (b) does not assume responsibility for the accuracy or completeness of the Information and such other information and (c) is entitled to rely upon the Information without independent verification. Even after the Services are no longer being provided, so long as affiliates of BMP continue to hold shares representing at least the lesser of (x) 5% of outstanding shares or (y) shares having an aggregate market value of $50 million, the Company will continue to provide to BMP such monthly, quarterly, semiannual and annual financial information and operating data as BMP may reasonably request, so long as such information is reasonably available to the Company. BMP and its affiliates will hold the Information and any other information and data provided in accordance with this Section 7 in confidence in accordance with the requirements of Regulation FD of the SEC (to the extent applicable).

SECTION 8. Term of the Agreement.

(a) The Original Agreement became effective (the “Effective Time”) as of the Closing Date (as defined in the Merger Agreement). This Agreement will become effective as of the date hereof.

(b) This Agreement will continue until the “Termination Date”, which is the earlier of (i) the date on which the Sponsors own, in the aggregate, less than 10% of the number of shares of Common Stock then outstanding and (ii) the date on which BMP provides notice of termination to the Company at any time following the payment of the Monitoring Fee in accordance with Section 4(c) and (c) such earlier date as the Company and BMP may mutually agree upon. The provisions of Sections 3(b), 4(b), 4(d), 5 (with respect to Out-of-Pocket Expenses that were incurred prior to or within a reasonable period of time after the Termination Date but have not been paid to BMP in accordance with Section 5), 6, 7 and 9 will survive the termination of this Agreement.

SECTION 9. Permissible Activities. Subject to applicable law, nothing herein will in any way preclude BMP or its affiliates (other than the Company or its subsidiaries and their respective employees) or their respective partners (both general and limited), members (both managing and otherwise), officers, directors, employees, agents or representatives from engaging in any business activities or from performing services for its or their own account or for the account of others, including for companies that may be in competition with the business conducted by the Company.

SECTION 10. Miscellaneous.

(a) No amendment or waiver of any provision of this Agreement, or consent to any departure by any party hereto from any such provision, will be effective unless it is in writing and signed by the parties hereto. Any amendment, waiver or consent will be effective only in the specific instance and for the specific purpose for which given. The waiver by any party of any breach of this Agreement will not operate as or be construed to be a waiver by such party of any subsequent breach.

(b) Any notices or other communications required or permitted hereunder will be sufficiently given if delivered personally or sent by facsimile with confirmed receipt, or by overnight courier, addressed as follows or to such other address of which the parties may have given written notice:

if to BMP:

Blackstone Management Partners IV L.L.C.

c/o The Blackstone Group L.P.

345 Park Avenue

31st Floor

New York, New York 10154

Attention: Neil Simpkins

Facsimile: (212) 583-5257

with a copy (which will not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: William Dougherty

Facsimile: (212) 455-2502

if to the Company:

Team Health Holdings, L.L.C.

1900 Winston Road, Suite 506

Knoxville, Tennessee 37923

Attention: Chief Executive Officer

Facsimile: (865) 560-0295

with a copy (which will not constitute notice) to:

Harwell Howard Hyne Gabbert & Manner, P.C.

315 Deaderick Street, Suite 1800

Nashville, Tennessee 37238

Attention: Mark Manner

Facsimile: (615) 251-1056

Unless otherwise specified herein, such notices or other communications will be deemed received (i) on the date delivered, if delivered personally or sent by facsimile with confirmed receipt, and (ii) one business day after being sent by overnight courier.

(c) This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and will supersede all previous oral and written (and all contemporaneous oral) negotiations, commitments, agreements and understandings relating hereto.

(d) This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware.

(e) The provisions of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors. Subject to the next sentence, no person or party other than the parties hereto and their respective successors is intended to be a beneficiary of this Agreement. The parties acknowledge and agree that the Sponsors and their affiliates and their respective partners (both general and limited), members (both managing and otherwise), officers, directors, employees, agents and representatives are intended to be third-party beneficiaries under Sections 5 and 6 of this Agreement.

(f) This Agreement may be executed by one or more parties to this Agreement on any number of separate counterparts (including by facsimile), and all of said counterparts taken together will be deemed to constitute one and the same instrument.

(g) Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

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IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Agreement on the date first written above.

TEAM HEALTH HOLDINGS, L.L.C.

By:	/S/ ROBERT JOYNER
Name:	Robert Joyner
Title:	Executive Vice President

BLACKSTONE MANAGEMENT PARTNERS IV L.L.C.

By:	/S/ STEPHEN A. SCHWARZMAN
Name:	Stephen A. Schwarzman
Title:	Founding Member